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Exhibit 23.2

Independent Auditors' Consent

The Board of Directors
CB Bancshares, Inc. and Subsidiaries:

        We consent to the use of our report dated February 13, 2004, with respect to the consolidated balance sheets of CB Bancshares, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated by reference in the Registration Statement on Form S-4 of Central Pacific Financial Corp. (formerly CPB Inc.), and to the reference to our firm under the heading "Experts" in the joint proxy statement-prospectus.

                      /s/ KPMG LLP

Honolulu, Hawaii
May 18, 2004

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  Exhibit 23.2
Independent Auditors' Consent